UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 14, 2010

PTS, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

000-25485 (Commission File Number)	88-0380544 (IRS Employer Identification No.)
3355 Spring Mountain Road, Suite 66 Las Vegas, Nevada (principal executive offices)	89102 (Zip Code)

(702) 997-3347
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 14, 2010, the Registrant accepted the resignation of Marc Pintar as the Registrant’s interim chairman of the board of directors.  Mr. Pintar will continue to serve as interim chief executive officer, interim chief financial officer and interim member of the Board of Directors. Effective as of the same date the Registrant elected and appointed Teresa Rubio as chairman of the board of directors and treasurer of the Registrant. The Registrant and Ms. Rubio are currently in the processes of finalizing an employment agreement; however, as of the date hereof there is not a written employment agreement in place.

Biographical information for Teresa Rubio

Teresa Rubio - Ms. Rubio brings over 40 years of entrepreneurial experience in financial markets with focus on business management, administration and accounting in Canada, Spain and Argentina. At a young age of 19, Ms. Rubio began working at one of the top retail stores in Argentina while continuing her studies in the field of Accounting; where she gained experience in the areas of bookkeeping, accounting, and controlling.

From 1974 to 1980 Ms. Rubio after graduating as an accountant, she moved to Canada to pursue her career in her field of specialty by working at a Technology and Consulting Firm, where she gained technical experience and acquired a high degree of management as well as organizational skills. From 1980 to 1983 Ms. Rubio moved to Spain to be with her family and worked for a food manufacturing plant doing accounting. From 1980 to 2000 Ms. Rubio went off to pursue other interest in the Ministry of Education. Ms. Rubio’s ability to meet deadlines, manage projects, multitask and implement bookkeeping systems has made her a top Finance and Administration Manager. From 2005 to 2009 Ms. Rubio was asked to run a construction company as Chief Executive Officer  her previous experience in management, accounting, technical experience as well as her ability to speak four (Spanish, Italian, Portuguese, and English) languages has helped the company with foreign clients.

Ms. Rubio currently offers consulting to various companies in need for good accounting processes, and business management in various business operations sectors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 16, 2010	PTS, Inc.

By /s/ Marc Pintar
Marc Pintar Interim Chief Executive Officer